BRF S.A.

Listed Company of Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

EXTRACT FROM THE MINUTES OF THE 6th ORDINARY MEETING OF

THE BOARD OF DIRECTORS HELD ON JUNE 25, 2015

1. DATE, TIME AND PLACE: Held on June 25, 2015, at 09:00, in the Hotel Unique Garden, Estrada Laramara number 3500, in the city of Mairiporã - SP.

2. BOARD: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3. SUMMONS AND PRESENCE: The summons was duly made within the terms of the Company´s bylaws. A majority of members of the current Board of Directors were present: Messieurs Abilio dos Santos Diniz, Vicente Falconi Campos, Walter Fontana Filho, Luiz Fernando Furlan, José Carlos Reis de Magalhães Neto, Manoel Cordeiro Silva Filho and Sérgio Ricardo Miranda Nazaré. Also present as guests were the Global CEO, Mr. Pedro de Andrade Faria; the Vice-Presidents, Messieurs José Roberto Pernomian Rodrigues and Hélio Rubens Mendes dos Santos Júnior and Mrs. Flávia Moyses Faugeres; and the Vice President Director of Finance and Investor Relations, Mr. Augusto Ribeiro Júnior.

4. AGENDA: 1. Discussion of the May results, forecast, market share and P&L – Profit and Loss Statement (“P&L”) for the domestic and international markets; 2. Election of Executive Vice Presidents; 3. Sale of properties (Fazenda Cerrado MT, Granjas Lucas MT, Terreno Goiânia); 4. UP! Alimentos Ltda.: Election of the Executive Board and change of head office; 5. K&S Alimentos S.A.: Election of members of the Board of Directors; 6. Servitude of passage - Empresa de Saneamento do Paraná; 7. Closure of the office in Bahrain; 8. Capital increase for Al Wafi Food Products Factory LLC (“Al Wafi”); 9. Board Allocation MEA. 10. Provision of a guarantee by the Company.

5. DECISIONS: Once the meeting was opened and the quorum of those present was established for the present meeting to go ahead, the members of the board of Directors:

5.1. Noted the Safety, Health and Environment indicators (local acronym SSMA), as well as the results related to the month of May 2015, forecast, fixed and variable expenses and market share of the Company, as well as the P&L for the domestic and international markets.

5.2. Decided by unanimous vote to elect the following to the positions of Vice Presidents without specific designation and a mandate to the next General Shareholder´s Meeting to be held in 2017, Messieurs (i) Simon Cheng, Brazilian citizen, married, manager, bearer of national identity document RG Nº  12.693.798-9 SSP/SP and registered in the CPF/MF tax roll under Nº 247.440.948-30; (ii) Roberto Banfi, Italian citizen, married, manager, bearer of the identity card RNE W175691-0 and registered in the CPF/MF under nº 504.659.617-20; and (iii) Jose Alexandre Carneiro Borges, Brazilian citizen, married, manager, bearer of national identity document RG Nº 08582389-6 IFP/RJ and registered in the CPF/MF tax roll under Nº 008.585.487-55, all with commercial office at Rua Hungria, nº 1400, 5th floor, Jd. Europa, City and State of Sao Paulo. The Vice Presidents now elected take up their position within this terms of this deed and declare, under penalty of law, that there is nothing to prevent them exercising the management of the Company under any special law, nor have they been convicted or are under the effects of conviction, which would prevent them, albeit temporarily, from carrying out public positions, or been convicted for any bankruptcy offense, betrayal of trust, bribery, graft, peculation or acts against the popular economy, against the national financial system, against anti-trust laws, against consumer relations, against full faith and credit or propriety.

5.3. Decided by unanimous vote and without reservation to sell the following  properties belonging to the Company: (i) urban property with buildings located at Rua C-223, Jd. América, in the city of Goiânia/GO; (ii) Fazenda Cerrado, located in the access road to the Fazendas Desvio of the BR 070 highway to the BR 364 highway, in the city of Campo Verde/MT; and (iii) Sinop – a rural property located at Lote Rural B-1, Gleba Rio Verde, 0 - BR 163 highway, KM 703, Zona Rural de Sorriso/MT. Subsequently authorized the Company´s Executive Management to take all the decisions and actions necessary for the sale and disposal of the referred properties, including any decision on selling or maintaining them as the Company´s property.

5.4. The vote was approved in favor without reservation of the election of the Executive Management of the subsidiary UP! Alimentos Ltda., as follows: (i) Fabrício Monteiro Amorim, Brazilian citizen, married, engineer, bearer of national identity document RG Nº 29570499 SSP/SP and registered in the CPF/MF tax roll under Nº 303.718.868-56; (ii) Sidney Rogerio Manzaro, Brazilian citizen, married, company administrator, bearer of national identity document RG Nº 15149240 SSP/SP and registered in the CPF/MF tax roll under Nº 044.667.638-10; (iii) Elcio Mitsuhiro Ito, Brazilian citizen, married, company administrator, bearer of national identity document RG Nº 18.156.750-7 SSP/SP and registered in the CPF/MF tax roll under Nº 246.653.588-26; (iv) Fábio Sérvulo da Cunha Almeida, Brazilian citizen, married, company administrator, bearer of national identity document RG Nº 20.131.035-1 SSP/SP and registered in the CPF/MF tax roll under Nº 121.256.718-83; (v) João Francisco Almeida de Freitas Campos, Brazilian citizen, married, company administrator, bearer of national identity document RG nº 12573315-X SSP/SP and registered in the CPF/MF tax roll under Nº 084.518.788-06; (vi) Shelida Regina Barsella Vicentini, Brazilian citizen, married, engineer, bearer of national identity document RG Nº 19.352.180-5 SSP/SP and registered in the CPF/MF tax roll under Nº 124.618.548-23; and (vii) Juan Carlos Parada Escandela, Venezuelan citizen, married, electronic engineer, bearer of foreign identity document RNE Nº V302399Y and registered in the CPF/MF tax roll under Nº 226.303.978-31, all the Directors referred to in items (ii), (ii) and (iii) resident and domiciled in the capital of the State of São Paulo state, with their commercial address at Rua Hungria N° 1400, 7th floor, Jd. Europa, and all the Directors  referred to in items (iv), (v), (vi) and (vii) resident and domiciled in the capital of the State of São Paulo, with their commercial address at Av. Presidente Juscelino Kubitschek, 1.309 – 1st to the 12th floors, part of the 13th and 14th floors. Subsequently, it was decided to call a new meeting at an opportune moment to decide on the alteration of the head office.

5.5. Approved by a vote without reservation to elect the following members of the board of directors of the subsidiary K&S Alimentos S.A., as follows: (i) José Roberto Pernomian Rodrigues, Brazilian citizen, married, lawyer, bearer of national identity document RG Nº 19.329.278-6 (SSP/SP), registered in the CPF/MF tax roll under Nº 058.787.588-73; (ii) Augusto Ribeiro Junior, Brazilian citizen, married, engineer,  bearer of national identity document RG nº 19.933.84 SSP/SC and registered in the CPF/MF tax roll under Nº 888.162.309-91, both resident and domiciled in the capital of the State of São Paulo, with a commercial address in Rua Hungria Nº 1400, 5th floor, Jardim Europa; (iii) Cyro Cola Gazola, Brazilian citizen, married, administrator, , bearer of national identity document RG nº 522.541/SESP-ES and registered in the CPF/MF tax roll under Nº 850.795.617-34; (iv) Ronei Gomes, Brazilian citizen, divorced, accountant, , bearer of national identity document RG Nº 2.224.580-SSP/SC, registered in the CPF/MF tax roll under Nº 691.383.119-68; and (v) Marcel Claussen Kanter, Brazilian citizen, single, lawyer,   bearer of national identity document RG Nº 11261267-6-IFP-RJ, registered in the CPF/MF tax roll under Nº 074.602.937-33, resident and domiciled in the capital of the State of Paulo, with a commercial address in Rua Surubim Nº 373, 7th floor, Cidade Monções.

5.6. Approved the constitution of a servitude of passage in favor of the Empresa de Saneamento do Paraná to upgrade the water treatment network in the districts surrounding the business located in the city of Ponta Grossa - PR, at Rua Leopoldo Froes, Nº 1001 – Bairro Uvaranas, Zip Code 84030-120.

5.7. Approved the closure of the office of  BRF Global GmBh in Bahrain, registered under commercial number 86791, as a result  if the change in the commercial strategy in the region.

5.8. Noted the favorable opinion of the Finance, Governance and Sustainability Committee to increase the capital of Al Wafi, due to the change in the local legislation on the minimum capital required for the company´s activities in this Emirate. Subsequently unanimously approved by vote and without reservation an increase in the capital stock of Al Wafi in the amount of 50,000 / - AED, to be totally subscribed and integrated by the shareholder BRF GmbH, in such a way that the capital stock of Al Wafi will rise from 250,000 / - AED to 300,000 / - AED.

5.9. Approved the alteration of the managers of the companies located in the Middle East and Africa (MEA) due to the changes in the management of the strategy of the region, in such a way that the management will be as follows: (i) Al Wafi Food Products Factory LLC: Patricio Rohner, Fadi Felfeli and Juliana Lacchini; (ii) Al-Wafi Al-Takamul International for Food Products Ltd.: Roberto Banfi, Abdulnasser Al-Husaini, Patricio Rohner, Fadi Felfeli and Juliana Lacchini; (iii) Badi LLC: Roberto Banfi, Patricio Rohner, Fadi Felfeli, Juliana Lacchini and Tiago da Silva; (iv) Al Khan Foodstuff LLC: Fadi Felfeli and Juliana Lacchini; (v) BRF Al Yasra Foods KSCC: Patricio Rohner, Fadi Felfeli, Juliana Lacchini and Neils Al Sagara; (vi) BRF Global Company South Africa Proprietary Ltd: Patricio Rohner, Juliana Lacchini and Igor Marti; (vii) BRF Global Company Nigeria Ltd: Patricio Rohner, Juliana Lacchini and Igor Marti; (viii) BRF Foods: Patricio Rohner, Juliana Lacchini, Augusto Ribeiro, Oseas da Silvaande Rodrigo Coelho.

5.10. Approved the provision of a guarantee by the Company amounting to up to R$100 million in favor of Banco do Brasil S.A., within the terms of  the Rural Integration Agreement (Convênio de Integração Rural BB CONVIR) signed on March 4, 2012.

6. DOCUMENTS FILED IN THE COMPANY: The documents related to the subject of the agenda that support the decisions taken by the members of the Board of Directors and/or information provided during the meeting were filed at the Company´s head office.

7. APPROVAL AND SIGNING OF THE MINUTES: There being nothing else to deal with, the Chairman closed the meeting after the present minutes were drawn up, read by all, found to be in order and duly signed.

I hereby certify that this is a true copy of the minutes recorded in Book No. 4 pages 85 to 88, of minutes of Ordinary and Special Board of Directors' Meetings of the Company.

São Paulo, June 25, 2015.

Larissa Brack

Secretary